Exhibit 99.1

JMP GROUP ANNOUNCES ADDITION TO BOARD OF DIRECTORS

SAN FRANCISCO, Nov. 6, 2020 — JMP Group LLC (NYSE: JMP), an investment banking and alternative asset management firm, announced today that Staci Slaughter has been appointed to the company’s board of directors, effective November 5, 2020, and will serve as a member of the board’s corporate governance and nominating committee. Following Ms. Slaughter’s appointment, JMP Group’s board is composed of ten directors, six of whom are independent.

“We’re very happy to welcome Staci as a member of our board,” said Joe Jolson, chairman and CEO of JMP Group. “Staci is an accomplished leader with broad experience in operations, strategy, and communications for a major enterprise. Her strengths will complement the skills of our other directors, and her perspective will prove invaluable as we continue to build our business and take new steps to create shareholder value. We look forward to her many contributions to JMP’s future success.”

Ms. Slaughter is executive vice president, communications, and senior advisor to the CEO of the San Francisco Giants, one of the nation’s premier sports and entertainment franchises. Ms. Slaughter joined the organization in 1996 and oversees the team’s brand image, baseball and corporate messaging, media relations, internal and external communications strategy, and crisis management. She is also responsible for the Giants’ charitable endeavors, including the 100% Player Participation program and the Giants Community Fund. Under her leadership, the Giants were named the 2016 Sports Humanitarian Team of the Year by ESPN.

In 2012, Ms. Slaughter received the Robert O. Fishel Award, which is given annually to an active, non-uniformed representative of Major League Baseball for ethics, professionalism and humanitarianism. She was also named a 2012 Game Changer by the Sports Business Journal, which recognizes women in sports who have a major impact on sports business. In 2017, Ms. Slaughter received a Most Influential Women in Business award from the San Francisco Business Times. She holds an undergraduate degree from University of California, Berkeley.

About JMP Group

JMP Group LLC is a diversified capital markets firm that provides investment banking, equity research, and sales and trading services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group conducts its investment banking and research, sales and trading activities through JMP Securities; its venture capital and private capital activities through Harvest Capital Strategies and JMP Asset Management; and the management of Harvest Capital Credit Corporation (NASDAQ: HCAP), a business development company, through HCAP Advisors. For more information, visit www.jmpg.com.

© 2020 JMP Group LLC

Investor Relations Contact	Media Relations Contacts
JMP Group LLC	Dukas Linden Public Relations, Inc.

Andrew Palmer	Zach Leibowitz
(415) 835-8978	(646) 722-6528
apalmer@jmpg.com	zach@dlpr.com

Michael Falco
(646) 808-3611
michael@dlpr.com

© 2020 JMP Group LLC